Exhibit 10.2

RPT REALTY

Restricted Share Award Notice
Under the 2019 Omnibus Long-Term Incentive Plan

Participant Name:	_____________
Grant Date:	[DATE]
Restricted Shares Granted:	_____________

This Restricted Share Award Notice (this “Award Notice”) sets forth the terms upon which RPT Realty, a Maryland real estate investment trust (the “Trust”), issues restricted shares to ___________ (the “Participant”). Capitalized terms not defined herein have the meanings ascribed to such terms in the 2019 Omnibus Long-Term Incentive Plan of the Trust, as amended from time to time (the “Plan”).
1.The Award. The Trust hereby grants the restricted shares set forth above (the “Award”) to the Participant, as of the Grant Date, pursuant to and subject to all of the terms and conditions of this Award Notice and the Plan, the provisions of which are incorporated herein. A copy of the Plan is on file in the office of the Trust.

2.Restricted Shares and Vesting. Each restricted share granted hereunder represents one common share of beneficial interest, par value $0.01, of the Trust (“Common Share”), subject to vesting and the restrictions provided herein. The Participant shall have the right to vote such restricted shares and have the right to receive any dividends or distributions declared or paid with respect to such restricted shares.  All distributions, if any, received by the Participant with respect to restricted shares as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the Award.  If any such dividends or distributions are paid in cash, the right to receive such cash payments shall be subject to the same restrictions on transferability as the restricted shares with respect to which they are paid, and shall be shall be accumulated and paid or forfeited when the restricted shares vest or are forfeited.  In no event shall any cash dividend or distribution be paid later than 2½ months after the end of the tax year in which the restricted shares vest. The Participant may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber any of the restricted shares prior to vesting, except as otherwise permitted by the Plan.

Subject to the terms and conditions set forth herein, the restricted shares shall vest in three equal installments on each of the first, second and third anniversaries of the Grant Date (“Vesting Date”). As soon as practicable after vesting, but no later than the date that is 2 ½ months after the end of the Participant’s tax year in which the Vesting Date occurs, the Trust shall deliver certificate(s) representing the shares of Common Shares vested as of such period to the Participant or its designee. Such certificate(s) shall be registered in the name of the Participant.
3.Forfeitures. Except as determined by the Compensation Committee of the Trust’s Board of Trustees (the “Committee”) at any time or as otherwise provided in this Award Notice, upon the failure of the Participant to be employed by the Trust or any of its affiliates for any reason, all unvested restricted shares shall be forfeited by the Participant to the Trust without the payment of any consideration by the Trust; provided, that except as specified in the Plan, in the event of a Participant’s (a) death, such unvested restricted shares shall immediately vest and all restrictions shall lapse, as of the Participant’s date of death, (b) Retirement, such unvested restricted shares shall continue to vest in accordance with Section 2 above; provided, that such restricted shares were granted at least one year prior to the date of the Participant’s Retirement, (c) termination of employment due to Disability, such unvested restricted shares shall continue to vest in accordance with Section 2 above, (d) termination of employment for other reasons or the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Trust, waive in whole or in part any or all remaining restrictions with respect to such Participant’s restricted shares. [Notwithstanding the foregoing or anything to the contrary herein, to the extent the Participant and the Trust are a party to an employment agreement, such employment agreement shall govern the Award in the event the Participant’s employment by the Trust is terminated (i) involuntarily by the Trust without Cause (as defined by such employment agreement) or by the Participant for Good Reason (as defined by such employment agreement) or (ii) as a result the Participant’s death or Disability (as defined by such employment agreement) or (iii) within twenty four months following a Change in Control (as defined by such employment agreement) either by the Trust without Cause or by the Participant for Good Reason.](1)

(1)Include in awards to executives with employment agreements.

4.Change in Control. In the event of a Change in Control where the restricted shares are assumed or substituted by the acquirer/successor company, such restricted shares shall be converted into restricted shares with the acquirer/successor company and in the event the Participant is terminated without Cause or the Participant terminates his or her employment with Good Reason within twenty four months following such Change in Control, such restricted shares shall immediately vest and all restrictions shall lapse, as of the date of the Participant’s termination of employment. In the event of a Change in Control where the restricted shares are not assumed or substituted by the acquirer/successor company, such unvested restricted shares shall immediately become fully vested and all applicable restrictions shall lapse.

5.Tax Withholding Obligation. If upon the Grant Date, Vesting Date or other applicable date there shall be payable by the Trust or an Affiliate of the Trust any statutory income and/or employment tax withholding, in the Trust's discretion, then unless provided otherwise by the Trust, such tax withholding obligations, if any, will be satisfied by the Trust withholding a number of shares of Common Shares that would otherwise be vested under the Award in an amount that the Trust determines has a Fair Market Value sufficient to meet such tax withholding obligations, up to the maximum statutory withholding requirement. In the Trust's discretion, it may require or permit reimbursement or payment of such tax withholding obligations by wire transfer, certified check, additional payroll withholding or other means acceptable to the Trust and upon such terms and conditions as the Trust may prescribe. The Trust may also permit the Participant to tender shares of Common Shares to the Trust subsequent to receipt of such shares in respect of an Award. The Trust is permitted to defer issuance of shares under the Plan until reimbursement or payment by the Participant to the Trust or an Affiliate of the Trust of the amount of any such tax.

The Participant is ultimately liable and responsible for all taxes owed by such Participant in connection with the Award, regardless of any action the Trust takes with respect to any tax withholding obligations that arise in connection with the Award. The Trust makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the restricted shares or the subsequent sale of any of the shares that vest. The Trust does not commit and is under no obligation to structure the Award program to reduce or eliminate the Participant's tax liability.
6.No Right to Continued Employment.   Nothing in this Award or the Plan shall interfere with or limit in any way the right of the Trust to terminate the Participant’s employment, nor confer upon the Participant any right to continuance of employment by the Trust or any Affiliate.

7.Registration. The Trust currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Shares subject to this Award. The Trust intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Shares issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Trust will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

8.Section 83(b) Election; Taxes.

(a)Section 83(b) Election. The Participant may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to be taxed at the time the Award is acquired, rather than if and when such Award ceases to be subject to the applicable forfeiture restrictions. Any Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days of the Grant Date. If a Section 83(b) election is made with respect to the Award, the Participant shall, no later than one business day after filing any such election, provide a copy of the executed election form to the Human Resource Department and remit cash in an amount sufficient to pay all applicable withholding taxes. The Participant hereby acknowledges that it is the Participant's sole responsibility to file a timely and properly completed election under Section 83(b) of the Code.

(b)Responsibility for Taxes. Participant is advised to review with Participant's own tax advisors the Federal, state, local and, if applicable, non-U.S. tax consequences of the transactions contemplated by this Award. Participant is relying solely on such advisors and is not relying in any part on any statement or representation of the Trust or any of its agents. Neither the Trust nor any Affiliate shall be responsible for withholding any income tax, social security, unemployment, disability insurance or other tax obligations that become legally due by Participant in connection with any aspect of this Award, including the grant of the Award, vesting of the restricted shares, any Section 83(b) election, or any sale of the underlying shares (“Tax-Related Items”). Participant is solely responsible for timely reporting all income derived from the restricted shares on Participant's personal tax return and paying all Tax-Related Items, and shall indemnify the Trust or any Affiliate and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys, relating to any obligation imposed by law on the Trust or any Affiliate to pay any Tax-Related Items. Notwithstanding the foregoing, in the event that the Trust or any Affiliate has any obligation to withhold Tax-Related Items under any applicable law, the Trust and/or any Affiliate, may at their discretion, permit Participant to satisfy the obligations with regard to all Tax-Related items by one or a combination of the following: (i) withholding from any cash compensation paid to Participant by the Trust (by consenting to this Award Notice Participant hereby authorizes such action); (ii) requiring the Participant to pay to, or reimburse, the Trust for such tax withholding obligations by wire transfer, certified check, or other means acceptable to the Trust and upon such terms and conditions as the Trust may prescribe; or (iii) withholding a number of shares that would otherwise be vested under the Award in an amount that the Trust determines has a Fair Market Value sufficient to meet such tax withholding obligations. The Trust is permitted to delay the issuance of any shares or the removal of any restrictions on such shares until the Participant satisfies any such tax withholding obligation. Participant further acknowledges that the Trust (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant or vesting of the Award, any Section 83(b) election, or any subsequent sale of shares acquired pursuant to such issuance and the receipt of any dividends; and (2) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the restricted shares to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result.

9.Code Section 409A.  The Award is intended to either be exempt from or to comply with Code Section 409A and shall be interpreted and administered consistent with that intent, provided, however, that the Trust makes no representation regarding the status of the Award under Code Section 409A and the Trust shall not be liable for any additional tax, interest or penalty that may be imposed upon the Participant, or other damage that may be suffered by the Participant, as a result of the Award being subject to and not in compliance with Code Section 409A.  Each payment required to be made hereunder shall be treated as a separate and distinct payment for purposes of Code Section 409A. If (i) an amount owing to the Participant hereunder constitutes nonqualified deferred compensation subject to Code Section 409A, (ii) the amount is considered to be payable to the Participant as a result of the Participant’s “separation from service” with the Trust and its Affiliates for purposes and within the meaning of Code Section 409A, and (iii) the Participant is at the time of separation from service a “specified employee” of the Trust and its Affiliates, then (notwithstanding any other provision hereof) the amount shall not be paid to the Participant any earlier than the time when such amount may be paid to the Participant without the Participant being subject to liability for additional tax on such amount under Code Section 409A.

10.Construction. This Award is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award shall be conclusive and binding on all persons having an interest in the Award.

11.Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Award shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant, the Participant’s heirs, executors, administrators and successors, and the Trust and its Affiliates for all purposes.

12.Entire Statement of Award.  This Award and the terms and conditions of the Plan constitute the entire understanding between the Participant and the Trust and its Affiliates, and supersede all other agreements, whether written or oral, with respect to the Award.

13.Headings.  The headings of this Award are inserted for convenience only and do not constitute a part of this Award.

14.Counterparts.  This Award may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

IN WITNESS WHEREOF, this Award Notice is duly authorized as of the date first above written.

RPT REALTY, a Maryland real estate investment trust

____________________________________
By:
Title:

Accepted:

______________________
[NAME]